EXHIBIT 99.1

Broadridge Financial Solutions, Inc (NYSE:BR)
Q4 2015 Earnings Conference Call
August 7, 2015 08:30 ET

Executives

Brian Shipman - VP & Head, Investor Relations

Rich Daly - President & Chief Executive Officer

Jim Young – Chief Financial Officer

Analysts

Mike Landau - Evercore ISI

Chris Donat - Sandler O'Neill & Partners

Peter Heckmann - Avondale Partners

Stephanie Davis - JPMorgan

Operator
Good morning. My name is Jenisha and I will be your conference facilitator. At this time I would like to welcome everyone to the Broadridge Financial Solutions Fourth Quarter and FY '15 Earnings Conference call. I would like to inform you that this call is being recorded. [Operator Instructions]. I will now turn the conference over to Brian Shipman, Vice President, Head of Investor Relations. Please go ahead, sir.
Brian Shipman - VP & Head, IR
Thank you. Good morning, everyone and welcome to the Broadridge quarterly earnings call and webcast for the fourth quarter and FY '15 results. This morning I'm here with Rich Daly, our President and Chief Executive Officer; and Jim Young, our Chief Financial Officer.
I trust by now that everyone has had the opportunity to review the earnings release we issued this morning. The news release and slide presentations that accompanied today's earnings call and webcast can be found on the investor relations page at Broadridge.com. During today's call we will discuss some forward-looking statements regarding Broadridge that involve risk. These risks are summarized on slide 2. We also encourage participants to refer to our SEC filings, including our annual report on Form 10-K, for a complete discussion of forward-looking statements and the risk factors faced by our business.
Our adjusted FY '15 earnings results exclude the impact of acquisition amortization and other costs. These costs are significant and we believe the non-GAAP information provides investors with a more complete understanding of Broadridge's underlying operating results. A description of these non-GAAP adjustments and reconciliations to the comparable GAAP measures can be found in the earnings release and webcast presentation.
Now, let's review today's agenda. Rich Daly will start today's call with his opening remarks and will provide you with a summary of the financial highlights for the fourth quarter and FY '15, followed by a discussion of a few key topics. Jim Young will then review the financial results in further detail. Rich will then provide some closing thoughts before the Q&A portion of the call. So let me now turn the call over to Rich. Rich?
Rich Daly - President & CEO
Thanks, Brian. Good morning, everyone. Let's begin on slide 4 with the key points we hope that you will take away from this call. To start, I am pleased with our performance for the fourth quarter and FY '15. Driven by recurring fee revenue momentum, mainly from net new business, the strong fourth quarter performance enabled Broadridge to achieve another record year highlighted by 10% growth and adjusted diluted EPS. Our FY '15 results and FY '16 guidance are consistent with the three-year objectives we presented at our latest Investor Day this past December. These three-year objectives include 7% to 10% recurring fee growth and 9% to 11% adjusted net earnings growth on a compounded annual growth rate basis.
I am very pleased with our recurring revenue closed sales results which achieved another record year. The very strong recurring revenue closed sales results, coupled with our exceptional client revenue retention levels, highlight the value of that Broadridge is creating for our clients. The demand for our products and solutions remains strategically aligned with the growing importance of the key industry trends of mutualization, digitization and data and analytics. Growing the business organically remains core to our strategy and this strong performance is key to our future revenue growth.
As part of our goal to achieve top-quartile total shareholder return over any multi-year period, we have stated that our priorities include a sound capital stewardship strategy, including a commitment to paying a meaningful dividend, the continuous reinvestment in the business through selective tuck-in acquisitions and internal product development, as well as the repurchase of our stock. During the fourth quarter we continued to execute on our capital allocation strategy by deploying $77 million to acquire the fiduciary services and competitive intelligence unit of Thomson Reuters Lipper and we also repurchased $106 million of our stock, net of proceeds from option exercises.
During FY '15 we deployed over $400 million of your cash on tuck-in acquisitions and the repurchase of our stock. It is the strength of our business model with its low capital intensity and high free cash flow generation that enables us to continue to pursue these types of compelling strategic opportunities. As we look ahead, our FY '16 guidance calls for an acceleration of recurring revenues which build on FY '15's strong sales performance and exceptional client revenue retention rates.
Now let's move to slide 5 which covers the financial highlights of FY '15 and our FY '16 guidance. I am pleased with our FY '15 financial performance and how these results keep Broadridge on track to hit our three-year performance objectives as we move forward into FY '16 and beyond. Recurring fee revenues were up 6% and total revenues were up 5%. The revenue increases were driven by the contribution from net new business and our recent tuck-in acquisitions. Recurring revenue closed sales increased 15% to $146 million for the full year which represented another strong performance. Our exceptional client revenue retention rate of 97% is another proof point that we have one of the strongest brand names in the industry and our clients continue to place their trust in Broadridge which supports sustainable sales growth going forward. We're also well positioned to drive continued revenue growth with our strong backlog of recurring revenue closed sales being implemented. And with a strong pipeline, I remain very enthusiastic about Broadridge's ability to close new sales going forward.
Our fourth quarter adjusted diluted earnings per share increased 21% to $1.40. For the full FY '15, adjusted diluted earnings per share rose 10% to $2.47. We continue to execute on our strategic tuck-in acquisition strategy which has successfully contributed to our growth. During the year we closed four tuck-in acquisitions with a total spend of just over $200 million. During today's call I will talk more about our most recent tuck-in acquisition, the fiduciary services and competitive intelligence unit of Thomson Reuters Lipper. This transaction expands Broadridge's leading enterprise data and analytics solutions for mutual fund manufacturers, ETF issuers and fund administrators, adding new global data and research capabilities.
Going forward our acquisition strategy remains unchanged. We will continue to target tuck-in acquisitions that complement existing Broadridge businesses and as always meet our criteria, including a clear strategic fit, a compelling growth profile, earnings accretion in about one year and a 20% IRR target. Our acquisition strategy has enabled us to increase revenues beyond our organic growth and create long-term value. I remain very pleased with the value we have created for our shareholders with our acquisition strategy.
As we highlighted at Investor Day, we also plan to increase the levels of share repurchases. During FY '15 we repurchased $210 million of our stock, net of proceeds from option exercises. And in the fourth quarter, we repurchased $106 million of our stock, net of proceeds from option exercises. Additionally, this morning we announced that our Board increased our annual dividend by approximately 11% to $1.20 per share. We have now increased the dividend in eight consecutive years, representing an increase every year since we became a public company in 2007.
Let's move on to FY '16 guidance. Our FY '16 guidance is consistent with the three-year performance objectives that we highlighted at our last Investor Day and includes the following, recurring revenue closed sales in the range of $120 million to $160 million; recurring fee revenue growth of 10% to 12%; total revenue growth of 8% to 10%; adjusted diluted EPS growth of 8% to 12%; and free cash flows in the range of $350 million to $400 million. I am confident that we can achieve these targets in FY '16 in the current market environment. I am very pleased with our sales and retention performance and our outlook for accelerated revenue growth.
Over the course of my career, I have consistently chosen long-term revenue growth opportunities over short-term margin gains. We remain focused on the long term and we'll always pursue faster top-line growth when the opportunity is presented to us. Our outlook for FY '16 reflects that long-term philosophy. I remain confident that the revenue that we're adding in FY '16 has significant margin expansion potential in future years. Jim will further discuss our financial results and provide more detail on our FY '16 guidance in a few minutes.

Let's move on to slide 6, where I will provide some more color around our recent tuck-in acquisition activities. The successful execution of tuck-in acquisitions and internal product development remains a core component of our growth strategy. The most recent transaction is another example of our strategy to target both assets that are complementary to existing Broadridge businesses and assets that we understand the execution risk to achieve our IRR goals. As I said, in June we completed the acquisition of the fiduciary services and competitive intelligence unit of Thomson Reuters Lipper for about $77 million. Powered by Lipper data, this acquisition expands Broadridge's leading enterprise data and analytics solutions for mutual fund manufacturers, ETF issuers and fund administrators and adds new global data and research capabilities. When combined with our existing market intelligence and compliance solutions, we now provide a comprehensive view of fund flows across the globe, helping guide product development, marketing and distribution, as well as provide additional insights to fund boards of directors in support of their regulatory obligations.
This new Broadridge solution will be offered through our investor communications segment. Let me extend a very warm welcome to the fiduciary services and competitive intelligence unit of Thomson Reuters Lipper team, whose talents and expertise will make Broadridge an even more valuable business partner to the financial services industry.
Let's move on to slide 7, where I will provide an update regarding some important business activities and regulatory developments. First, an update on mutualization. Broadridge's current and planned business solutions enable the financial services industry to address increasing regulatory pressures which are driving up costs and shrinking ROEs. Firms are reacting to these intense cost pressures and have a need for solutions to mutualize non-differentiating costs and capabilities.
As I said at our most recent Investor Day, Broadridge is the proven leader in cost mutualization evolution and technology solutions for the financial services industry and this has been the case for over 50 years. There remains strong demand, as evidenced by our recent deal with Scottrade, where we're providing trade processing and investor communication services. The core GTO business has meaningful opportunities in front of it and we continue to have active dialogues with large financial services firms.
Going forward, Broadridge is well positioned to play a meaningful role in the industry-wide utility discussions for both equity and fixed income processing. Utility-type dialogs have historically been long and, candidly, not very productive. Regardless of whether these efforts lead to a significant change in the industry's clearance and settlement business model, these discussions truly enable Broadridge to demonstrate its unique capabilities across a broader C-suite audience regarding the value that we would add to their firm and/or the overall industry.
Next, digitization. As you already know, our investments in digital solutions have enabled increased investor engagement as well as reduced billions in postage costs for the industry. Broadridge will continue to lead with investments in this area and I am increasingly more optimistic about the digitization opportunities in front of Broadridge and the financial services industry. Going forward, we're building new industry solutions centered on two main themes.

First, we're providing the underlying technology and services to enable financial services firms to create digital connections and relationships with their customers. Our research shows that for the typical full-service wealth firm, only one-fourth of their customers have signed up for their website with a username and password. And of those customers with a username and password, only one-half have elected e-delivery. This means there is an opportunity and need to create a digital relationship with the 80% to 85% of investors who still receive statements and other materials in the mail. We're executing against this opportunity to our Inlet joint venture which was formed last year and which is built on Broadridge's Fluent platform.
Second, we recognized the need to ensure that digital content is more engaging to the consumer. We have been building a new series of solutions in an effort to transform static one-way investor communications into interactive touch points within channels of the consumer's choice. By solving for consumer choice, we believe that we can help firms cross the chasm to create a better digital experience than many investors' current preference to receive paper documents. Being an industry leader in digital is one of the most important strategic initiatives for Broadridge. And the investments we're making should deliver real returns, given this truly transformative opportunity.
Lastly, data and analytics. We have again expanded our data and analytics capabilities to internally developed and acquired solutions. Broadridge has unique data assets. For example, we have data on every beneficial equity position for every investor. This kind of data can add tremendous business intelligence for our clients. Additionally, we have added product and solutions through successful tuck-in acquisitions that further strengthen our relationships with mutual funds within the traditional investor communications business.
For example, Access Data and Bonaire collectively grew by over 20% in FY '15. I talked earlier about our most recent tuck-in acquisition, the fiduciary services and competitive intelligence unit of Thomson Reuters Lipper which provides compliance advisory and data-driven market intelligence services, expanding Broadridge's leading data and analytics solutions for mutual fund manufacturers, ETF issuers and fund administrators. Additionally, we have built a strong advisor solutions set through internally developed and acquired solutions, including Direxxis, Forefield and Emerald Connect which includes websites, real-time sales solutions, education solutions and client communication solutions for financial advisors. I remain enthusiastic about Broadridge's opportunities in data and analytics.
Enabled by these key trends, we believe that there are multiple tasks to achieving our long-term objectives and to continue to generate top-quartile total shareholder return over any multi-year period. Next, our regulatory update. Recently the SEC proposed rules to require mutual funds to make new filings and to provide funds the option of mailing a notice of a fund reports availability on a website instead of mailing a complete report to those investors that have not enrolled in e-delivery. If this rule is adopted as proposed, we estimate that the economics to Broadridge would likely be neutral to slightly positive. As anyone who has followed Broadridge knows, we're very experienced at successfully implementing regulatory changes. Overall, we applaud the SEC's direction to enhance important mutual fund information. We continue to support, as we historically demonstrated, the advancement and utilization of technology in an effort to provide additional printing and postage cost savings efficiencies, while increasing investor engagement and participation levels.

Broadridge will provide its comments to the SEC later this month, including that better savings and greater investor readership are available through digital communications and/or by implementing summary documents. Greater use of e-delivery and digital channels is occurring and requires no new rules. However, a summary report delivery option would require new rules. Additionally, we believe that this proposed rule as written would enhance the disclosures made by investment companies, with a couple of important caveats. First, the proposal does not provide any more electronic access than is currently available today. And second, if we use equity proxy notice and access as a benchmark and other empirical data as support, we would expect to see a drop in investor viewing of fund information under the proposed rule. As such, we believe that some modifications to the design of the proposed rule are needed.
Again, we will be formally responding to the SEC's request for comment later this month. The rule-making is in a proposal stage and we would anticipate that it could take the SEC many months, possibly years, to finalize and adopt rules at the phase-in or effective dates for large and small firms. As always, we will implement effectively and efficiently whatever new policy the SEC ultimately determines to be best for U.S. investors and capital markets.
Now with that, I will turn the call over to Jim, who will talk more about the financial results.
Jim Young - CFO
Thank you, Rich. Good morning, everyone. Before discussing slide 8 and the details of our results, I will begin with some call-outs. First, our Q4 and full-year performance, as a reminder, Q4 is seasonally our largest quarter of the fiscal year, accounting for approximately 55% of our full-year earnings, with proxy season falling in this period. In Q4 we delivered 7% recurring fee revenue growth and 5% total revenue growth, with healthy net new business additions and stock record position growth. Adjusted diluted EPS grew 21% to $1.40, as we comped an investment-heavy fourth quarter a year ago. Full-year adjusted diluted EPS grew 10% to $2.47 which was the midpoint of our original guidance range and consistent with the outlook we provided last quarter.
Second, acquisitions, in the quarter we closed two transactions, the acquisition of the trade processing business of M&T Bank’s Wilmington Trust closed in April, as we discussed in our last earnings call. We also closed the acquisition of the Fiduciary Services and Competitive Intelligence Unit from Thomson Reuters in June for $77 million. This data solutions and market intelligence business is about a $20 million per year revenue business. Both acquisitions contributed very modestly to Q4 results. Overall, the four acquisitions completed in the fiscal year added less than 1 point of revenue growth and were slightly dilutive, less than $0.01, to adjusted diluted EPS for FY '15. I will add a bit more on their planned contribution to FY '16 when I cover our guidance.

Third, other uses of cash, in addition to the $138 million in acquisitions in the quarter, we deployed $106 million, net of proceeds from options exercised, to repurchase approximately 2 million shares at an average price per share of $53.57. This brings our share repurchase, net of proceeds from options exercised, for the fiscal year to 4 million shares or approximately $210 million at an average price per share of $52.18. We began the fiscal year with 119.5 million common shares outstanding and end FY '15 with 118.2 million common shares outstanding. Also, as Rich highlighted, our Board raised the annual dividend by 11%, from $1.08 per share from $1.20 per share. The implied payout ratio on FY '15's adjusted earnings is slightly better than the targeted 45% payout ratio we communicated a year ago.

Finally, on the topic of uses of cash, the Board authorized additional shares available for our repurchase program, bringing the total to 10 million shares, consistent with our recent practice. This is largely an administrative item and does not represent a change in our approach to share repurchase. As has been our practice, we will continue to tell you about any share repurchase activity after the fact.
Fourth, debt, as we've discussed, we believe a long-term leverage ratio, as defined by adjusted debt to EBITDAR of about 2 to 1, is an appropriate target, given our strong free cash flow, tuck-in acquisition plans, commitment to return excess capital to stockholders and commitment to maintaining our investment-grade rating. As of June 30th, we had about $690 million of debt outstanding, including $165 million on our $750 million revolver. This level of debt equates to a debt to EBITDA ratio of about 1.2 times and to an adjusted debt to EBITDAR ratio of about 1.7 times which accounts for leases.
Fifth, foreign exchange, as discussed previously, FX movements accounted for a 1 percentage point drag on our revenue growth and earnings growth for both the quarter and the full year 2015. I will address FY '16 FX impacts when I cover our guidance. Sixth, we plan to modestly change our P&L presentation in FY '16. We will add an operating income measure and use this as a basis for margin discussions. More to follow on this in a few minutes.
I will now turn to our results and then will conclude with an overview of our FY '16 guidance. Turning to slide 8 and our key financial drivers. Here you can see the components of our total revenue growth of 5% for both the fourth quarter and the full year. Moving up to recurring fee revenue growth, we delivered a healthy 7% growth in the quarter. The largest component of this growth was net new business, accounting for 3 points. But both internal growth, with healthy position growth and the FY '15 acquisitions, contributed 2 points of growth each.
As we move across to the full-year recurring fee revenue growth, we delivered 6% growth in recurring fee revenues which is in the middle of our original guidance range. It is important to note that our original guidance did not anticipate new acquisitions in FY '15, so we picked up an additional point of recurring fee revenue growth not contemplated in the full-year guidance. Otherwise, net new business came in a little lower than we expected due to delayed onboarding. Looking at the full-year total revenue growth, we benefited from notably higher event-driven activity. We originally expected that event-driven fee revenues would be flat to FY '14 levels. However, this revenue stream was up 11% to $173 million.

Our full-year EBIT margin was 17.2% which represented an 80 basis point improvement over FY '14. Excluding the FY '15 acquisitions, the EBIT margin would have been about 17.4% for the year and would have been within our original guidance range. Our performance was, however, above the average annual margin improvement target of 60 basis points that we have communicated as part of our three-year objectives.
Now turning to slide 9 and the performance of the segments: ICS executed another solid fourth quarter, where it earned nearly 40% of its revenues and 60%-plus of its earnings. In fiscal Q4, ICS posted 8% recurring fee revenue growth, fueled by strong net new business and also equity and mutual fund stock record growth of 6% and 7%, respectively. ICS recurring fee revenue growth was also boosted 3 points by the FY '15 acquisitions. Three of the four FY '15 acquisitions are reported in the investor communication solutions segment -, Direxxis, Wilmington and the most recent, Fiduciary Services and Competitive Intelligence Unit from Thomson Reuters.
In this important quarter, ICS also grew earnings before taxes 13% on the healthy recurring fee revenue growth and a nice uptick in event-driven revenue. For the full year, ICS grew recurring fee revenues 9%, where the largest contributor was net new business, with notable contributions from the emerging and acquired products, followed by internal growth. Total revenue grew 8%, as event driven-revenue was up 11%, driven by an elevated level of equity specials and contests. ICS met or exceeded the financial objectives we established at the beginning of the year after accounting for the FY '15 acquisitions.
Moving down to GTO, GTO grew revenues 4% in the fiscal fourth quarter, with 3 points of that growth coming from net new business. Trade growth contributed modestly, with equity trades up 3% in the quarter and fixed income trades up 6%. Earnings before income taxes were up 87%, as we were comping a high level of investment spend in Q4 of FY '14. For the year, GTO revenues and earnings grew 2% and 1%, respectively. While the GTO business did meet the low end of our revenue growth objectives, it fell a little short of our earnings objectives after backing out the dilutive impact of the FXL acquisition. GTO experienced some delays in onboarding customers which drove most of the underperformance. But we also saw weaker trading levels than we had originally expected.
As we take stock of the performance and the longer-term trajectory of the GTO business, we believe the onboarding shortfalls are timing and the revenue will be realized in subsequent periods. Further, GTO grew its closed recurring fee revenue sales by 19%, almost matching its record sales for a fiscal year. To provide more context for this performance, GTO contributed disproportionately more to Broadridge's 15% sales growth. So we assess the FY '15 financial performance in conjunction with the sales momentum and its strong performance over the past two years.
Turning to page 10, I want to preview a modest change we plan to make in our income statement presentation beginning in Q1 of FY '16. We're introducing an operating income line in addition to the earnings before income tax line that we've always had. This operating income line will be before interest expense and income, other income or expense and earnings or losses from equity method investments. The goal is to conform more closely with the presentation of many of our peers and make it easier for you to understand our core operating performance. Further, adjusted operating income margin, where we exclude acquisition amortization and deal-related costs, will be the operative margin metric we guide to going forward. You will find preliminary views of this income statement presentation for FY '14 and FY '15 and by quarter for the last eight quarters in the appendix of the webcast. The segments will continue to be reported on an earnings before income tax basis.
Now let's turn to our guidance on slide 11. As Rich noted, our guidance calls for an acceleration of recurring fee revenue growth from 6% in FY '15 to 10% to 12% in FY '16. Once again, net new business is expected to be the biggest contributor, with about half the growth coming from our previously closed sales and some from sales closed in the current fiscal year, offset by losses consistent with historical levels. Our FY '15 acquisitions are expected to contribute 3 points of recurring fee revenue growth. The balance of the growth is expected to come from internal growth, where we anticipate similar levels of position growth on the ICS side and lower trading levels, offset by other services on the GTO side.
As we move down to total revenue growth, recurring fee growth is expected to drive the majority of the total revenue growth of 8% to 10% which is also comprised of event-driven fees and distribution revenues. Event-driven fees are planned to contract by $5 million to $10 million off of FY '15 levels, as we're planning for equity contests and specials to return to recent historical levels. Distribution revenues are expected to largely maintain the recent historical ratio to overall Broadridge fee revenues. Also, as noted on our last call, the Wilmington acquisition is expected to add more than $25 million in distribution revenues on a full-year basis. Rounding out total revenue growth, FX is projected to again be a drag on growth by about 1 percentage point which means the FX dollar amount shown in the segment reporting will be approaching double what it was in FY '15.
Let's move down to adjusted operating income margin -- again, the new metric we're introducing. For perspective, our adjusted operating income margin in FY '15 was 18.5%. Our guidance for FY '16 is about 18.4% at the midpoint. The biggest driver of FY '16's margin being flat to down, is the acquisitions. While we anticipate that the acquisitions will be accretive on an adjusted basis in FY '16, they will be margin-dilutive for FY '16 by approximately 30 to 40 basis points, as we continue to invest in these businesses to achieve sales targets and product synergies. There are other discrete items impacting the margin a bit in FY '16 that we do not believe are indicative of the longer-term margin expansion profile.
As for tax, we expect our tax rate to be around 34.8% for the full fiscal year. This brings us down to adjusted EPS growth, where we again are guiding to 8% to 12% growth, inclusive of 1 point of drag from FX. As Rich highlighted, this earnings guidance, coupled with our revenue outlook, is consistent with the objectives we laid out at Investor Day. With respect to free cash flow, we had another strong year in FY '15, with $365 million in free cash flow which included a $26 million tax refund from the Canadian revenue authority. Based on our low capital intensity model and similar levels of CapEx, we set a range of $350 million to $400 million of free cash flow for next year.
Next, sales. We plan on new recurring fee revenue closed sales of $120 million to $160 million on the heels of a strong FY '15, with $146 million in recurring fee sales which was up 15% from FY '14. As you think about the phasing of our earnings over the course of the year, remember that earnings are heavily back-half weighted, with 75% or more falling in the second half. With that in mind, we anticipate our seasonally small Q1 adjusted EPS to be somewhere in the mid $0.20 per share range, recognizing that even levels of spend in investment over the year can sometimes distort the smaller quarter's results.

Finishing up with the segments. ICS total revenue is expected to grow 10% to 12%, principally from net new business, but also from healthy contributions from internal growth and the three acquisitions in the segment. Again, event-driven fees are expected to be a drag on growth. The earnings before income tax margin for ICS is expected to expand only very modestly, to about 18.9% at the midpoint, with the impacts of the acquisitions magnified here. We expect GTO to improve its revenue growth to 4% to 6% as new sales are implemented and despite projected very weak trading volumes. Our margin guidance for GTO is for slight contraction to around 17.3% at the midpoint which accounts for a smaller contribution from high-margin trading revenue that will neutralize gains from the uptick in net new business profit.
One final note on our guidance. Our guidance does not take into consideration the effect of any future acquisition, additional debt and/or share repurchases. We have assumed around 122 million diluted weighted-average shares for FY '16. In closing, we like the way we're positioned for FY '16 and beyond and look forward to updating you on our progress along the way. Now back to Rich.
Rich Daly - President & CEO
Thanks, Jim. Please turn to slide 12 for my concluding remarks before we finally open it up to your questions. I am pleased with our performance for the fourth quarter and FY '15. Our strong financial performance was driven by recurring revenue momentum, mainly from net new business. As a result, Broadridge achieved another record year, highlighted by a 10% growth in adjusted diluted EPS.
Our FY '16 guidance calls for the acceleration of recurring revenues which builds on FY '15's strong sales performance and exceptional client revenue retention rates. And our FY '15 results and FY '16 guidance keep us on the path towards achieving our three-year objectives that we presented at our latest Investor Day. These three-year objectives include 7% to 10% recurring fee growth and 9% to 11% adjusted net earnings growth on a compounded annual growth rate basis over the three-year period ending FY 2017.
Recurring revenue closed sales results achieved another record year. The very strong recurring revenue closed sales, coupled with our exceptional client revenue retention rate of 97%, highlight the value that Broadridge is creating for our clients. The demand for our products and solutions remains strategically aligned with the growing importance of the key industry trends of mutualization, digitization and data and analytics. Growing the business organically remains core to our strategy and the strong recurring revenue closed sales and client revenue retention performance is key to our future revenue growth.
As part of our goal to achieve top-quartile total shareholder return over any multi-year period, we have stated that our priorities include, a sound capital stewardship strategy, including a commitment to paying a meaningful dividend; the continuous investment in the business through selective tuck-in acquisitions and internal product development; and the repurchase of our stock. During FY '15, we deployed over $400 million of your cash on tuck-in acquisitions and the repurchase of our stock.
As I look ahead to FY '16 and beyond, my confidence in Broadridge is as strong as ever. By any business standard, our investor communication business checks all the boxes that a CEO would look for, such as being recognized as a truly differentiated market leader, high recurring revenue growth, exceptional client revenue retention, low capital intensity and the ability to accelerate growth through tuck-in acquisitions and internally develop new product development. With an expanding product and solutions set, we remain well-positioned to enable the financial services industry to evolve effective shareholder communications with their clients to the next generation of secure digital communications.
With the mutualization trends and the industry utility dialogues as an industry driver, I am confident on GTO's outlook as well. I want to echo some of Jim's comments about this business. As I look at the excellent performance we had in GTO in FY '14, I would have preferred to see that momentum continue through FY '15. Importantly, GTO grew its recurring revenue closed sales faster than Broadridge overall. Going forward, based on a robust and growing sales pipeline, GTO is expected to continue to be a strong contributor to Broadridge's recurring revenue closed sales performance. I remain confident GTO will continue to add to Broadridge's value creation capabilities over the long term.
Our confidence in the business remains high, as evidenced by our FY '16 guidance which calls for accelerating revenues. And we plan to execute on the multiple opportunities in front of us to drive long-term performance to achieve the three-year plan we previously outlined to you. By executing against these opportunities, Broadridge expects to achieve our long-term performance objectives and maintain our trajectory to continue to provide top-quartile shareholder returns over any multi-year period.
Finally, I would like to take this opportunity to again personally acknowledge our highly engaged and talented associates. Our associates again enabled us to have record levels of client satisfaction. Our commitment to the service profit chain continues to prove that the most successful way to create long-term value is to have the most actively engaged and talented associates who consistently meet and exceed client expectations. I couldn't be more pleased with our associates' meaningful efforts and continued results and I am proud to be one of the 7400 plus worldwide associates of Broadridge.
I will now turn the call over to Jenisha, the operator and we look forward to taking your questions.
Question-and-Answer Session
Operator
[Operator Instructions]. Your first question comes from the line of David Togut of Evercore ISI.
Mike Landau - Evercore ISI
This is Mike Landau in for David. Could you comment on the amount of R&D investment spending executed in this quarter versus your internal plan? And how should we think about investment spending in FY '16 as far as quantifying the R&D spend and specific product focus?
Jim Young - CFO
Obviously we spent a lot of time talking about our discrete investment spending in FY '14. I think as we talked about in FY '15, we've got a big expense base of over $2 billion and are continuously investing in our business, so to make a specific call out on R&D just wouldn't be meaningful. And it's not even how we think about managing every day the business because we've got various investments that range from resiliency in cyber security to new product development and data and analytics and the like. So there's no specific call out that I can give you other than to tell you that investment is a priority and we make plenty of room in our operating plans every year to continue to invest in the business.
Rich Daly - President & CEO
When Jim joined us, Jim looked at all the things that we do in Broadridge and helped me really get to the conclusion that doing call-outs of specific numbers, whether it be $20 million or $40 million, when we're spending over $400 million on technology a year. For example, this year we had investments that we made on things like cyber which differentiate us in the market, resiliency which again makes us the industry standard. We have the right level of investment in the business and one of the messages that we hope everyone takes away from this call is that we're having very strong growth.
These investments we've made in the future are paying off, but we want to maintain the opportunity to grow. So I talked about a long-term philosophy of choosing top-line growth versus driving shorter-term views on margin growth and that ties into that investment philosophy as well. And so ideally I'd love to maintain the revenue growth, continue to invest in the business, but not have it be, except for dialogue or calling out exceptions, but just make it growing momentum across Broadridge, of investing in the business to create a more differentiated environment and an environment that we can continue to grow at the rate we're planning for 2016.
Jim Young - CFO
Michael, just one more thought on that as well. As you think about R&D, the way we approach new product development also includes tuck-in acquisitions. So if you look beyond the P&L and the overall cash flow statement, we deployed over $200 million on tuck-in acquisitions. Obviously there's further investment on top of that as we achieve those synergies and build out the business case for that. So it's important to look at it all-in. When we think about the overall level of investment, it's pretty significant, whether it's specific with tuck-in acquisitions or just normal everyday investment-type spend.
Mike Landau - Evercore ISI
And then as a quick follow up, can you update us on the progress and pipeline of potential new customer wins abroad?
Rich Daly - President & CEO
Okay. We all are pleased with the pipeline worldwide. I'm not going to provide this with digital accuracy right now. But my sense is certainly what I stated in the call about our confidence in the growing pipeline, including very detailed updates that I am participating in, we feel very, very good about. My sense is that I can't tell you specifically with digital accuracy that it's this percentage of growth internationally versus this percentage of growth here, that overall the pipeline is growing across the globe. And the recognition of our brand, we believe and are pleased, is growing equally across the globe.
Mike Landau - Evercore ISI
Thanks and congrats on a great quarter.

Operator
Your next question comes from the line of Chris Donat if Sandler O'Neill.
Chris Donat - Sandler O'Neill & Partners
I had one question on uses of cash and acquisitions here. I know you can't really guide to it, but would it be reasonable to expect a similar level of acquisitions in FY '16? And can you comment a little bit about what you see as opportunities to acquire? Is it the similar environment we've seen? Or has anything changed with expectations for potentially acquired companies and valuations?
Rich Daly - President & CEO
Sure. As we've always talked about, acquisitions does not have the same predictability that you would have when you're putting together an operating plan to run the business. We laid out on Investor Day an overall target, one, recognizing that we had opportunities to use cash and that by taking our debt to EBITDA ratio up over the three years, we had about $1.2 billion that we could look at deploying out there.
The fact that we did round numbers, one-third of that between tuck-in acquisitions this year, is purely a remarkable coincidence. So we would like to be deploying at about the same level we did this year, but the acquisition piece just doesn't have that predictability in terms of when deals fall, what the size of the deal or whether they will happen and/or not. As I've always said, we're not going to deviate from the criteria for the sake of doing a deal. We're pleased with what we executed this year. If we had a similar year next year, I would be very pleased by that. But it's not the same as talking about a sales target or talking about an earnings target. So I really can't tell you that with any degree of confidence, that you should expect the same acquisition number next year. I will tell you we have a desire to look for the type of transactions we've done. If we did more next year, I would be happier. Okay? I will tell you that I think the market for us has remained relatively consistent because we're not looking at the mega-deals; we're looking at things that are worth more under our umbrella.
So our ability to close it at a price that is acceptable to the seller as well as a price that's attractive to us, because we believe under our umbrella it's going to be worth more, because it gets better brand recognition, we leverage or sales distribution channel and the deals that we've done all are great examples of that. We think that that's given us a more stable pricing. We will not look to things that don't meet our strategic criteria. If we were, I would say probably the market is getting a little pricier out there. But those are not the deals we look at. Similar to what a private equity firm would look at or others who don't look to leverage a set of expertise.
So I would like it to be more of the same. We have the intent to execute across the three-year goals. Based on the success we had this year, we're confident that we're on a good path to execute across those three-year goals. But the acquisition part of those three-year goals could be slightly higher than what we overall desire, slightly less, because it's just not something that one has a digital accuracy on.

Chris Donat - Sandler O'Neill & Partners
And then on the debt to EBITDAR, it looks like is ticking up of a tenth of a turn, a quarter number. Is that a fair way to think about it increasing or creeping up over the next few quarters to get to that 2.1 adjusted debt to EBITDAR ratio? Not jumping up, but working its way up slowly? Is that a fair way to think about it?
Jim Young - CFO
Yes, Chris, it's been moving up in that direction. Remember, the things that are going to drive it are going to be some of the acquisition activity and if we engage in more share repurchase that's going to drive that up. Obviously, from a free cash flow standpoint, the business generates a lot of free cash flow. So it's going to take some of these more significant deployments of cash to drive that up. We will monitor that and as you know, that's a trailing measure. So also the EBITDAR metric itself is going to continue to increase as well which will be a bit of an offset. I would expect, as I think about your question, Chris, that it could be a little bit lumpier as we deploy cash against various opportunities.
Operator
Your next question comes from the line of Peter Heckmann of Avondale.
Peter Heckmann - Avondale Partners
Okay. Jim, trying to confirm, from the four deals we're looking for somewhere around $100 million, maybe a little bit more than $100 million in annual revenue, with about $25 million being passed through. Is that approximately right?
Jim Young - CFO
Yes, that's a pretty good estimate, Pete.
Peter Heckmann - Avondale Partners
Okay. And then, I'm sorry if you said it, I may have missed it, guidance for weighted average shares for FY '16, did you mention that? Do you expect shares to fall? Or are you expecting, for your guidance purposes, are you expecting a flat share count?
Jim Young - CFO
We did. Pete, I mentioned about down to about 122 million weighted average diluted shares was what we've assumed.
Peter Heckmann - Avondale Partners
And then, Rich, could you comment on some of the scrutiny on mutual fund fees, distribution fees, that the SEC is looking at? Does that have the potential to impact any of your businesses in fund distribution? Or are there opportunities from the standpoint of increased disclosure or other reasons?

Rich Daly - President & CEO
Pete, I am not aware, related to what we do and what our clients engage us to be their agent for, of any dialogues around fees. Because that was all part of the PFAC activities that concluded with registrants, including mutual funds, saying we like what Broadridge does, we want them to keep doing it, we want them to keep deploying technology to make the process more efficient. Our comments on the SEC on what is, in essence, a disclosure proposal about increasing disclosure of fund activities, there's only about 30 pages out of, I think it's 400 or 500 pages that are related to notice and access activity. That is not talking about the distribution fees in any way, shape or form. So I really don't believe that's a topic on the table.
As I said, as it relates to the recent proposal regarding increasing disclosure, there is a piece in there about notice and access. There's a lot of good data that we think we can share with the SEC. If the intent is to try to make the process more cost effective for registrants and investors alike, with technology and even summary documents, we think that there is a better way to save substantially more money, as well as not lose eyeballs but increase eyeballs viewing of documents which we believe that is very aligned with the SEC's and the Commissioner and Chair's overall goals.
Peter Heckmann - Avondale Partners
Okay. Yes, I was looking specifically at the scrutiny on 12b-1 fees to compensate broker-dealers for record keeping. I had thought that there was a business unit required Matrix or another that would generate a portion of the revenue stream from 12b-1 fees.
Rich Daly - President & CEO
What Matrix gets it is paid on basis points. All right? And it's a relatively low number. It really does versus other retirement or K options, really enable the underlying beneficial owner to have a much more lower cost of investing. I do believe that the dialogues that are going on actually will drive more people to a Matrix efficiency model versus some of the higher fee-cost models out there. So I regularly talk with clients about the need to look at Matrix versus some higher fee-cost products that are out there.
Operator
Your next question comes from the line of Stephanie Davis of JPMorgan.
Stephanie Davis - JPMorgan
I noticed that you guys saw a year-over-year decline in recurring revenue closed sales just for the quarter. How much of that was delays versus a need to replenish the pipeline, given stronger large sales in the past two quarters? If you'd give us some color on how pipeline looks for 2016.
Rich Daly - President & CEO
Sure. So Stephanie, I will tell you that I and my cardiologist are extraordinarily pleased the way sales flowed this year. We've had some remarkable June -- fourth quarters from your point of view and from my point of view Junes and even last days in June in the past. So when we talked a couple of years ago about investing in the sales process, about bringing in very, very strong industry leadership, like Chris Perry, this is where we were hoping to get to.
Now, that doesn't mean that sales are not going to be lumpy going forward and you really -- it's just not the nature of what we do, like a retailer where we can tell you based on last year what this year should be. I am very pleased at the $146 million recurring revenue total. I am very pleased at the way it flowed more naturally over the year. I can't guarantee that that will continue. But if it did, I for one would be very, very happy. We're certainly looking to do everything we can to not have the fourth quarter rush that we've historically had every year since we have been a public company, with the exception of last year, obviously. You mentioned pipeline.
Stephanie Davis - JPMorgan
Yes.
Rich Daly - President & CEO
Okay. As I said in the call, our confidence feels very, very good, including a growing pipeline. And not only that, but our process management around that pipeline is also, under the new leadership, is stronger than it's ever been.
Stephanie Davis - JPMorgan
Consulting revenue model, it's working?
Rich Daly - President & CEO
Consultative sales, yes.
Stephanie Davis - JPMorgan
Yes. All right, and then one other question.
Rich Daly - President & CEO
And Stephanie, we continue to invest in that.
Stephanie Davis - JPMorgan
Good, good to hear. On the mutual fund side, I saw a little bit of a downtick versus my model levels, in recurring and event-driven. Is there any read-through from that and what's happening in the mutual fund space? Or is that coincidence?
Rich Daly - President & CEO
Mutual fund growth for us has been one of the strongest activities we've had. Although we always monitor these, the market itself, as you know, given your firm and the industry you follow, the market can have heating up and cooling off periods. It's far less noticeable in fund activity which throughout the financial crisis, positions continued to grow for us. As we go further into a world of from defined benefit to defined contribution and where more and more people need to plan for their future and not rely on others, funds still seems to be the vehicle of choice. So and that's why we make the investments that we're making in the mutual fund area overall, including our acquisition of the Wilmington piece for Matrix. So we feel overall very good about fund activity and about fund growth. We're right now not reading anything into this as being systemic or for that matter, even that cyclical worth noting.
Stephanie Davis - JPMorgan
Okay, good to hear. And moving on to that part about M&A, could you walk us through quickly how recent M&A has ramped and what's coming in ahead of or below plan?
Jim Young - CFO
The acquisitions completed, Stephanie?
Stephanie Davis - JPMorgan
Yes.
Jim Young - CFO
Obviously we're very pleased with the way the portfolio is performing. You remember the last four came in basically January 1 on, so I would say everything is on plan, two of which closed in the fourth quarter. So it's too early to declare victory, although we're pleased with the pace of integration. Broadridge has developed a pretty good muscle in terms of how to bring these things on board and that's no small feat. It's hard to do. But I would say entering next year, we feel good with how we set up the operating plan relative to the business cases that we set out for these companies. But it's still early days for each of those new four acquisitions.
Operator
[Operator Instructions]. I'm showing that we have no further questions at this time. I will now turn the call over to Mr. Rich Daly for closing remarks.
Rich Daly - President & CEO
Thank you. First of all, I want to thank everybody for their participation today. We know that this was a rather lengthy script that we shared with you. We didn't do it cavalierly. There was an awful lot of information going on about the strong activity that we had last year, the acquisitions, the strong revenue growth, lots of industry activities.
And we want to be in a position by sharing that with you on the call, whether it be in the upcoming investor launch or as Jim, Brian and I go on the road to meet with Key investors, we're fully in the position in the full spirit of FD to be able to discuss our strategy, discuss these opportunities and truly share our enthusiasm about where we are and where we think Broadridge can go as we go forward. So with that, I hope to see many of you at the investor lunch on Tuesday, August 11th in New York City.

Choose to have a great day. Looking out the window it's probably not going to be that tough to do. Thank you so much.
Operator
This concludes today's Broadridge Financial Solutions Inc. fourth quarter and FY '15 earnings conference call. Thank you for your participation. You may now disconnect.